Exhibit 99.1

Pacific Capital Bancorp Announces Preliminary Second Quarter Financial Results

    SANTA BARBARA, Calif.--(BUSINESS WIRE)--July 19, 2005--Pacific Capital Bancorp (Nasdaq:PCBC) today announced preliminary financial results for the quarter ended June 30, 2005. The Company expects fully diluted earnings per share to range between $0.29 and $0.31 for the second quarter of 2005.
    The lower than expected earnings per share for the second quarter is primarily attributable to three items:

    --  A lower level of collections on Refund Anticipation Loans
        (RALs) than anticipated, which resulted in a lower amount of RAL fees than expected. The lower level of collections also necessitated the recording of a provision for RAL losses in the second quarter that is approximately $3.1 million more than expected.

    -- Higher consulting expenses than expected, primarily related to the conversion of the Company's IT system.

    -- Higher losses from securities transactions, as the Company sold certain lower yielding securities in order to more effectively deploy those funds in future quarters.

    Commenting on the preliminary results, William S. Thomas, Jr., President and Chief Executive Officer of Pacific Capital Bancorp, said, "The strong collection trends we saw in the RAL program during the first quarter did not carry through to the second quarter, which impacted both the level of fees we generated and the provision for RAL losses that we recorded in the second quarter. That being said, the 2005 program remained highly successful, generating approximately $64.5 million in pre-tax income, which was 48% higher than the comparable amount at June 30, 2004."
    "Our core banking operations continue to perform well and largely in-line with our expectations. We continue to expect to record double-digit growth in earnings per share for the full year 2005," said Thomas.
    Final financial results for the second quarter remain subject to the completion of the review by the Company's independent auditors.
    Pacific Capital Bancorp will hold a conference call today at 11:00 a.m. Eastern time/8:00 a.m. Pacific time to discuss the Company's preliminary results for the second quarter of 2005. Members of the public are invited to listen to the live conference call via the Internet. To hear the call, log on at the Investor Relations page of the Company's Web site at www.pcbancorp.com. For those who cannot listen to the live broadcast, a replay of the conference call will be available shortly after the call at the same location.
    Full financial results for the second quarter of 2005 will be issued on July 26, 2005 with a conference call and webcast to be held that same day at 11:00 a.m. Eastern time/8:00 a.m. Pacific time.
    Pacific Capital Bancorp is the parent company of Pacific Capital Bank, N.A., a nationally chartered bank that operates under the local brand names of Santa Barbara Bank & Trust, First National Bank of Central California, South Valley National Bank, San Benito Bank and Pacific Capital Bank.

    CONTACT: Pacific Capital Bancorp
             Deborah Whiteley, 805-884-6680
             Debbie.Whiteley@pcbancorp.com